EXHIBIT 99-2

ASSISTANT SECRETARY’S CERTIFICATE

I, Christopher J. Kelley, being the duly elected Assistant Secretary of Pioneer Series Trust VI (the “Trust”) do hereby certify that at a meeting of the Board of Trustees of the Trust held on November 10, 2009 the following resolutions were adopted by the Board of Trustees of Trust, on behalf of its series Pioneer Multi-Asset Real Return Fund, including a majority of Trustees of the Trust who are not “interested persons” as defined in the Investment Company Act of 1940, as amended:

********************

Approval of Joint Fidelity Bond

RESOLVED:
That upon due consideration of all relevant factors, the inclusion of the Fund as a joint insured under the Joint Fidelity Bond to which the Trust and its series are parties, and the amounts thereof, namely coverage for any larceny or embezzlement committed by any Covered Person, as defined therein, are determined to be reasonable and are approved.

RESOLVED:
That upon consideration of all relevant factors including, but not limited to, the number of other parties named as insureds on the Joint Fidelity Bond, the nature of the business and activities of such other parties, the amount of such bond and the amount of the premium for such bond, the ratable allocation among all parties named as insureds and the extent to which the share of the premium allocated to the Fund is less than the premium that the Fund would have had to pay if it had provided and maintained a single insured bond and the portion of the premium to be paid by the Fund on such bond is approved, and the payment of such premium by an officer of the Trust is approved.

RESOLVED:
That the Secretary of the Trust is authorized and directed, and is designed as an officer, to make filings and give the notices required of the Trust with respect to the Fund by Rule 17g-1 under the 1940 Act.

RESOLVED:
That any officer of the Trust is hereby authorized and directed to enter into an agreement, as required by paragraph (f) of Rule 17g-1 under the 1940 Act, with the other named insureds under said Joint Fidelity Bond providing that in the event any recovery is received as a result of a loss sustained by the Fund and also by one or more of the other named insureds, the Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act.

I further certify that the foregoing resolutions of the Board of Trustees remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of May 2010.

/s/ Christopher J. Kelley
Christopher J. Kelley, Assistant Secretary